                                                                    Exhibit 10.7


                        CONFIDENTIAL SEPARATION AGREEMENT
                               AND GENERAL RELEASE

          THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") is entered into as of November 7, 2003 (the "Effective Date"), by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Company") and Michael P. McManus, an individual ("Consultant").

                                    RECITALS

          WHEREAS, Consultant was retained by the Company to provide consulting services pursuant to certain arrangements made between the Company and McManus Financial Consultants, Inc. ("MFC") (the "Prior Arrangements");

          WHEREAS, Consultant, MFC and the Company (collectively, the "Parties") have agreed that Consultant will resign his current duties as a consultant and officer of the Company pursuant to the Prior Arrangements, and will instead provide consulting services to the Company pursuant to the terms of this Agreement;

          WHEREAS, the Parties wish to specify the terms of the resignation and resolve any outstanding issues between them.

                                    AGREEMENT

          NOW THEREFORE, in consideration of the representations and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Company and Consultant hereby agree to terminate their Prior Arrangements on the following basis:

     1. Termination of the Prior Arrangements. The Prior Arrangements and each Party's rights thereunder are hereby terminated.

     2. Separation. Consultant hereby resigns any and all positions with the Company, including, without limitation, as Controller of the Company and a consultant to the Company under the Prior Arrangements as of the Effective Date. Consultant understands and agrees that he is giving up any right or claim to future consulting arrangements with the Company and any compensation or benefit of such consulting arrangement, including any compensation and/or benefits owed to the Consultant pursuant to the Prior Arrangements, except for compensation and/or benefits provided for in this Agreement. Consultant acknowledges that he has received all compensation and benefits due to him through the Effective Date.

     3. Compensation. In consideration for Consultant's agreement to resign pursuant to the terms of this Agreement:

          (a) In lieu of severance, within seven (7) days following the execution of this Agreement by all parties, the Company shall pay MFC the sum of one hundred eighty thousand dollars ($180,000), less applicable statutory deductions, if any, by way of a certified check or wire transfer.

          (b) The Parties acknowledge that the Investor Relations Consulting Agreement by and between the Company and McManus & Company, Inc. ("M&C") dated August 19, 2002 (the "M&C Consulting Agreement") shall remain in full force and effect until its expiration on July 31, 2004. Consultant and Company agree to, and Consultant agrees to cause M&C to, continue to honor the terms of the M&C Consulting Agreement through July 31, 2004; provided that the Company shall only request that M&C provide reasonable and customary services under the M&C Consulting Agreement; and, provided, further, that if Consultant believes any such requested services are unreasonable, Consultant shall be entitled to contact any member of the Company's board of directors to verify the validity of the request. The Company shall remain obligated to pay M&C on the first business day of each month, for the applicable month, fees in the amount of $12,000, due under such M&C Consulting Agreement through July 31, 2004.

          (c) All stock options previously granted to Consultant shall become fully vested as of the Effective Date, and Consultant shall be entitled to exercise such options in whole or in part from time to time during the one year period commencing on November 17, 2003.

          (d) Consultant is covered and will continue to be covered under the liability insurance policies currently maintained by the Company for its directors and officers, with respect to events occurring prior to the Effective Date, in addition to subsequent events concerning the 10-Q identified in Section 5 below. In the event that the Company renews, extends or replaces such policies, or purchases "tail" coverage, the Company will include Consultant under the coverage with respect to events occurring prior to the Effective Date, in addition to subsequent events concerning the 10-Q, which is identified in
Section 5 below.

          (e) In connection with this Agreement, Consultant retained his own legal counsel, Yocca Patch & Yocca, LLP ("YPY"). Within seven (7) days following the execution of this Agreement by all Parties, the Company agrees to pay Consultant up to $4000 for actual legal expenses incurred by Consultant through YPY (by check).

     4. Options. Consultant and the Company are parties to certain written agreements pursuant to which Consultant has been granted options to purchase stock in the Company. Consultant acknowledges that although such options might be identified as incentive stock options, such options may not be qualified for treatment as incentive stock options, either now or in the future. Consultant is advised to consult with his personal tax advisor to determine whether the options are qualified for treatment as incentive stock options. Except as set forth in Section 3(c) and this Section 4, Consultant's rights under his existing option agreements are not intended to be modified by this Agreement in any way.

     5. Future Consulting. Consultant agrees to use his best efforts to assist with the completion and filing of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "10-Q"). No additional compensation shall be paid for Consultant's services in connection with the 10-Q up to the scheduled filing date of November 14, 2003. However, if additional work is necessary on the 10-Q after November 14, 2003, Consultant shall be paid at his customary rate of $250 per hour. In addition to the foregoing, Consultant shall provide consulting services to the Company as may be reasonably requested by the Company from time to time up to and through May 31, 2004, such requests to be made on reasonable notice to Consultant. The Company shall compensate Consultant for these consulting services at the rate of $250 per hour. It is the express intent of the parties that Consultant shall provide consulting services to the Company as an independent contractor pursuant to this Agreement. Consultant will not be an employee of the Company, and Consultant shall not hold himself out to be an employee of the Company, and shall not have the authority to enter into or bind the Company to any contract, promise, or obligation under any circumstances. The Company is interested only in the results to be achieved by Consultant under this Agreement, and the manner and method of performing all services of Consultant under this Agreement, and achieving the desired results, shall be under the exclusive control of Consultant. The Company shall have no right or authority to direct or control Consultant with respect to the performance of Consultant's services under this Agreement, except as otherwise provided by this Agreement. Payments for consulting services provided pursuant to this Section 5 shall be made to MFC.

     6. Return of Company Property. Except as expressly provided for herein, at the Company's request, the Consultant and MFC will return to the Company all files, records, credit cards, keys, equipment, and any other property of the Company or documents maintained by him or it for the Company's use or benefit, on or before the Effective Date.

     7. Confidentiality. The Parties acknowledge that this Agreement and all matters relating to or leading up to the negotiation and effectuation of this Agreement are confidential and shall not be disclosed to any third party except as follows: the Company may disclose the terms of this Agreement to the public as required by law, including without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; the Company may disclose the terms of this Agreement to Company employees with a business purpose for receiving such information; the Parties may disclose the terms of the Agreement to their respective legal, accounting and tax advisors to the extent necessary for them to perform services; and the Parties may disclose the terms of this Agreement to the Internal Revenue Service and the California Franchise Tax Board as required by law, rule or regulation, or as otherwise required by law or necessary to enforce the terms of this Agreement. If any disclosure is made as permitted by this paragraph other than to governmental authorities as required by law, then such persons or entities shall be cautioned about the confidentiality obligations imposed by this Agreement.

     8.   Non-Disclosure and Non-Solicitation.

          (a) Consultant and MFC agree that they will not disclose at any time, other than to an authorized employee, officer, director or agent of the Company, any information relating to the Company's business, trade, practices, trade secrets or know-how or proprietary information without the Company's prior express written consent. Consultant, MFC and the Company agree that until the first anniversary of the Effective Date, the Parties shall not directly or indirectly solicit, induce, recruit or encourage any of the other's employees to leave their employment or take away such employees to leave their employment or take away such employees or attempts to solicit, induce, recruit, encourage or take away the other's employees.

     9.   General Release by Consultant.

          (a) Release of Claims. Consultant and MFC do hereby for themselves and their respective heirs, successors and assigns, release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates and any of their officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the "Company Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown which Consultant or MFC may have against the Company Releasees, or any of them, based on any actions or events which occurred prior to the Effective Date, including, but not limited to, those related to, or arising from, Consultant's employment with the Company or the termination thereof, including, without limitation, any claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the California Fair Employment and Housing Act (collectively, the "Claims" or individually, "Claim"), but excluding any claims arising under the Company's agreements with McManus & Company, Inc and any claims for defense and indemnity under the Company's Certificate of Incorporation and Bylaws.

          (b) Release of Unknown Claims. In addition, Consultant and MFC expressly waive all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          (c) No Assignment of Claims. Consultant and MFC represent and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim which Consultant or MFC may have against the Company Releasees, or any of them, and Consultant and MFC agree to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims if Consultant or MFC have made such assignment or transfer from such party.

          (d) No Suits or Actions. Consultant and MFC represent and warrant to the Company that there have been no claims, suits, actions, complaints, or charges filed by either of them against the Company Releasees, or any of them.

          (e) No Admission. Consultant and MFC further understand and agree that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

     10.  General Release by the Company.

          (a) Release of Claims. The Company does hereby for itself and its respective successors and assigns, release, acquit and forever discharge Consultant and MFC and each of their heirs, estates, successors and assigns, and all persons acting by, through or in concert with them (the "Consultant Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown which the Company may have against the Consultant Releasees, or any of them, based on any actions or events which occurred prior to the Effective Date, including, but not limited to, those related to, or arising from, Consultant's and MFC's Prior Arrangements with the Company or the termination thereof (collectively, the "Claims" or individually, "Claim"), but excluding any claims arising under the Company's agreements with McManus & Company, Inc.

          (b) Release of Unknown Claims. In addition, the Company expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          (c) No Assignment of Claims. The Company represents and warrants to the Consultant Releasees that there has been no assignment or other transfer of any interest in any Claim which the Company may have against the Consultant Releasees, or any of them, and the Company agrees to indemnify and hold the Consultant Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims if the Company has made such assignment or transfer from such party.

          (d) No Admission. The Company further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Consultant Releasees.

     11. Nondisparagement. The Company, Consultant and MFC agree not to make any disparaging or derogatory comments, public or otherwise, concerning each other, or M&C or MFC, and Consultant shall refrain and shall cause M&C and MFC to refrain from making any disparaging comments, public or otherwise, concerning any employees, officers or directors of the Company. The Company's obligation under this provision shall be limited to (i) causing its officers and directors and (ii) using its best efforts to cause other employees, to refrain from making any disparaging or derogatory comments, public or otherwise, concerning Consultant, M&C and MFC. The Company will advise its officers, directors and employees in writing of the existence of this obligation. In addition, the Company shall provide Consultant a reasonable opportunity to review and comment in advance on any press release or filing with the Securities and Exchange Commission regarding Consultant's employment or separation from the Company, and M&C and MFC's consulting relationship with the Company, and the Company shall not unreasonably disregard any such comments provided by Consultant.

     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by the Company, MFC or Consultant without the prior written consent of the other parties hereto.

     13. Entire Agreement/No Oral Modification. This Agreement contains all of the terms, promises, representations, and understandings, oral or written, made between the Company, MFC and Consultant with respect to the subject matter hereof and supersedes all prior representations, understandings, or agreements, oral or written, between the Company and/or MFC and/or Consultant, with respect to such matters, which the Parties acknowledge have been merged into this Agreement. This Agreement may not be modified other than with a writing executed by both parties and stating an intent to modify this agreement.

     14. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Pacific Standard Time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (Pacific Standard Time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows:

          If to the Company:

          Spectrum Pharmaceuticals, Inc.
          157 Technology Drive
          Irvine, CA 92618
          Attn:  CEO
          Fax No.:  (949) 788-6706

          If to the Consultant:

          Michael P. McManus
          P.O. Box 7002
          624 Lariat Circle #4
          Incline Village, NV 89450-7002

          If to MFC:

          McManus Financial Consultants, Inc.
          P.O. Box 7002
          624 Laria Circle #4
          Incline Village, NV 89450-7002
          Attn:  Michael P. McManus

          Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     15. Governing Law and Forum Selection. This Agreement shall be governed by the laws of the State of California, without regard for conflict of law principles. Any actions arising out of or relating to this Agreement shall be filed in either the Superior Court of the State of California for the County of Orange, or the United States District Court for the Central District of California, Southern Division, located in the County of Orange.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

          IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first indicated above.

THE COMPANY                                     CONSULTANT

SPECTRUM PHARMACEUTICALS, INC.                  MICHAEL P. MCMANUS,
a Delaware corporation                          an individual



By:  /s/ Rajesh C. Shrotriya                     /s/ Michael P. McManus
    --------------------------------            --------------------------------

Title: Chairman, CEO & President
       -----------------------------


MFC

MCMANUS FINANCIAL CONSULTANTS, INC.
a Nevada corporation



By:  /s/ Michael P. McManus
    --------------------------------

Title:  Executive Vice President
       -----------------------------